Exhibit 4.41

AMENDMENT AGREEMENT

As of June 10, 2011

This Amendment Agreement (this “Agreement”) is entered into by and among IASO Pharma Inc., a Delaware corporation (the “Company”), and each holder of Rights Offering Notes (as such term is defined below) listed on the signature pages hereto (together with successors and assigns of each, a “Holder,” and collectively, the “Holders”).

RECITALS

WHEREAS, each Holder and the Company are parties to a Subscription Agreement dated as of April 29, 2011 or June 10, 2011 (collectively, the “Subscription Agreements”), pursuant to which the Company issued and sold to the Holders a series of like senior convertible promissory notes in the aggregate principal amount of $2,397,269 (collectively, the “Rights Offering Notes”);

WHEREAS, Rights Offering Notes currently provide that upon the consummation of a Qualified IPO (as defined in the Rights Offering Notes), all unpaid principal and accrued but unpaid interest on the Rights Offering Notes will automatically convert into 100% of the Common Stock (as defined in the Rights Offering Notes) outstanding immediately prior to the consummation of a Qualified IPO;

WHEREAS, subject to the Backstop Investors (as defined in the Backstop Commitment Agreement by and among the Company, Manchester Securities Corp. and Lindsay A. Rosenwald, M.D., dated April 6, 2011 (the “Backstop Commitment Agreement”)) providing consent pursuant to the consent right contained in Section 6.3 of the Backstop Commitment Agreement (the “Consent Right”), the Company desires to engage Michael S. Weiss as Executive Chairman of the Company and, subject to the Backstop Investors providing consent pursuant to the Consent Right, the Company desires to grant to Mr. Weiss 950,000 restricted shares of Common Stock and provide for additional compensation and benefits for Mr. Weiss pursuant to a restricted stock award agreement and an employment agreement, respectively, which will each be subject to the Backstop Investors providing consent pursuant to the Consent Right (collectively, the “Weiss Compensation Package”);

WHEREAS, the Company seeks the consent of the Holders to amend the Rights Offering Notes to exclude, for purposes of Section 2.1(a) of each of the Rights Offering Notes only, restricted stock awards approved pursuant to the Consent Right from the calculation of the percentage of the Common Stock outstanding for purposes of Section 2.1(a) of each of the Rights Offering Notes;

WHEREAS, each of the undersigned Holders agrees to amend the Rights Offering Notes on the terms set forth herein; and

WHEREAS, such amendments require the written consent of the Company and the holders of not less than a majority of the aggregate outstanding principal amount of the Rights Offering Notes (the “Requisite Approval”) pursuant to Section 17 of the Rights Offering Notes, respectively.

AGREEMENTS

NOW, THEREFORE, the parties agree as follows:

1.

Amendment to Rights Offering Notes.   Section 2.1(a) of each of the Rights Offering Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by underlining of inserted text):

(a)

Upon the consummation of an underwritten initial public offering by the Company of its securities resulting in aggregate net cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000 (a “Qualified IPO”), all unpaid principal and accrued but unpaid interest on this Note, less an amount equal to the Holder’s pro rata share (based on the original principal amount of this Note relative to the aggregate original principal amount of all Rights Offering Notes) of the Prepayment Amount (as defined in Section 3.1), if any, shall be automatically converted into such number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), equal to the Holder’s pro rata share (based on the original principal amount of this Note relative to the aggregate original principal amount of all Rights Offering Notes) of 100% of the Common Stock outstanding immediately prior to the consummation of a Qualified IPO (other than restricted shares of Common Stock granted to employees of the Company, where such grants were consented to in advance in writing by each of the Backstop Investors (as defined in the Subscription Agreement)), at a conversion price equal to the price at which shares of Common Stock are sold in a Qualified IPO.

2.

Consent.  The undersigned hereby consents to the amendment to the Rights Offering Notes as set forth in Section 1 hereof.

3.

Effectiveness.  This Agreement shall be effective upon obtaining the signatures below of the Company and the Requisite Approval.

4.

Representations and Warranties of the Holders.  Each of the Holders party hereto hereby represents and warrants to the Company that:

(a)

the Holder is the lawful holder of the Rights Offering Note designated on the signature page hereto free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)

the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)

the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)

this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

5.

Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holders that:

(a)

it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to engage in the transactions contemplated hereby;

(b)

it has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be;

(c)

this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles; and

(d)

neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby violates, conflicts with, constitutes a default under, results in the acceleration of or creates in any party the right to accelerate, terminate, modify or cancel any material contract to which it is a party or by which it is bound.

6.

Covenant.  In consideration of the Holders’ agreements contained herein, the Company covenants that it will make all grants of restricted stock contemplated by the Weiss Compensation Package, if at all, on or prior to a Qualified IPO, subject, in any event, to the Consent Right, and the Company will not make any further grants of any kind or change or agree to change the Weiss Compensation Package in any manner during the 12 months following a Qualified IPO without the prior written consent of the Backstop Investors.

7.

Miscellaneous

(a)

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)

This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(c)

Except as expressly amended hereby, the terms of the Rights Offering Notes shall remain in full force and effect.

(d)

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e)

Existing references to any of the Rights Offering Notes are henceforth deemed references to the Rights Offering Notes as amended by this Agreement.

(f)

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g)

The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

(h)

All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler
Name:	Matthew A. Wikler, M.D.
Title:	President and CEO

Rights Offering Notes Amendment Agreement Signature Page

Principal Amount of Note: $____________________	HOLDER:

For Individuals

Sign Name Above

Print Name Above

Sign Name Above

Print Name Above

For Entities

Print Name of Entity Above

By:
Name:
Title:

By:
Name:
Title:

Rights Offering Notes Amendment Agreement Signature Page (Continued)